Exhibit (d)(2)(i)

December 19, 2012

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement (the “Agreement”), dated July 20, 2012, as amended, between ING Separate Portfolios Trust and ING Investments, LLC (“Manager”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Retirement Solution 2020 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2035 Fund, ING Retirement Solution 2040 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2050 Fund, ING Retirement Solution 2055 Fund, and ING Retirement Solution Income Fund (collectively, the “Funds”), each a newly established series of ING Separate Portfolios Trust, effective on December 19, 2012, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to Schedule A of the Agreement.  The Amended Schedule A, with the annual investment management fee indicated for the Funds, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Separate Portfolios Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Separate Portfolios Trust

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING INVESTMENTS, LLC

Annual Investment Management Fee
Series	(as a percentage of average daily net assets)

ING Emerging Markets Corporate Debt Fund	0.85%

ING Emerging Markets Hard Currency Debt Fund	0.65%

ING Emerging Markets Local Currency Debt Fund	0.70%

ING Retirement Solution 2020 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2025 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was effect on December 19, 2012.

Annual Investment Management Fee
Series	(as a percentage of average daily net assets)

ING Retirement Solution 2030 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2035 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2040 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2045 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2050 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution 2055 Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%

ING Retirement Solution Income Fund	Direct Investments(1) 0.30% Underlying Funds(2) 0.00%